Exhibit 99.1

news

595 South Federal Highway, Suite 500, Boca Raton, FL 33432 • 561-208-7200

FOR IMMEDIATE RELEASE		SYMBOL: DEVC
May 12, 2008		TRADED: Nasdaq

DEVCON INTERNATIONAL CORP. REPORTS

FIRST QUARTER 2008 FINANCIAL RESULTS; RECEIVES NASDAQ STAFF

DETERMINATION LETTER

Boca Raton, FL May 12, 2008—Devcon International Corp. (NASDAQ: DEVC) today announced its first quarter financial results for the period ended March 31, 2008.

The Company reported revenues from continuing operations of $13.7 million for the first quarter of 2008, compared to revenues of $14.2 million for the same period last year. Net loss from continuing operations for the first quarter was $(4.7) million or $(0.79) per fully diluted share, compared to a net loss from continuing operations of $(6.1) million, or $(0.99) per fully diluted share for the quarter ended March 31, 2007. The $1.4 million improvement in net operating loss resulted from a reduction in SG&A expenses driven by continued consolidation of our acquired platforms. The Company realized additional savings due to a reduction in depreciation and amortization and a benefit in other income driven by the changes in fair value of our derivative instrument.

Loss from discontinued operations for the first quarter 2008 was $(1.3) million, compared to a loss from discontinued operations of $(742,000) for the first quarter of 2007. The loss in the first quarter of 2008 was mainly due to the sale of our SCGC Division.

Robert C. Farenhem, the Company’s President stated, “The results of the first quarter 2008 are starting to reflect the benefits of the integration activities in 2007. Through the remainder of 2008 we expect to see continued enhancement in our operating efficiencies and cash flow.”

Devcon also announced that, as disclosed in the Form 8-K filed by Devcon on April 10, 2008, the Company had previously been notified that it was not in compliance with the requirements of Marketplace Rule 4450(a)(3) for continued listing on the Nasdaq Global Market. The rule requires that Devcon maintain minimum stockholders’ equity of $10,000,000. On May 7, 2008, the Company received a Nasdaq Staff Determination indicating that the Company failed to comply with the stockholders’ equity requirement for continued listing. Unless the Company requests an appeal of Nasdaq’s determination, trading of the Company’s common stock will be suspended at the opening of business on May 16, 2008 and Nasdaq will file a Form 25-NSE with the Securities and Exchange Commission, which will remove the Company’s common stock from listing and registration on The Nasdaq Stock Market. Due to the same concerns regarding stockholders’ equity, the Company has elected not to pursue listing on The Nasdaq Capital Market.

The Company is in the process of transferring the quotation of the Company’s common stock to the OTC Bulletin Board (the “OTCBB”). Trading of Devcon’s common stock on the OTCBB, which is maintained by the Financial Industry Regulatory Authority (“FINRA”), is subject to a market maker’s filing of a Form 211 with, and the clearance of such Form 211 by, FINRA. The Company is working with a market maker that has filed a Form 211 with FINRA to seek clearance to quote the Company’s common stock on the OTCBB. In the event that FINRA has not cleared Devcon’s common stock for quotation on the OTCBB prior to May 16, 2008, the date of its delisting from The Nasdaq Global Market, the Company anticipates that its common stock will be quoted on the Pink Sheets, an electronic quotation service for securities traded over-the-counter, until such clearance is obtained.

The Company’s first quarter 2008 conference call is scheduled for 10:00 a.m. ET, Monday, May 12, 2008. To participate in the call, dial 800-366-7640 for domestic callers and 303-262-2054 for international callers. The call may also be accessed through a live webcast link on the Company’s Internet home page, www.devcon-security.com. The webcast will be archived for one month following the call.

About Devcon

Devcon International’s wholly-owned subsidiary, Devcon Security (http://www.devcon-security.com/), is a leading provider of installation, monitoring and related electronic security services, currently monitoring more than 140,000 commercial and residential sites in Florida, New York City and Staten Island. Since February, 2005, Devcon has made 3 significant acquisitions of full-service electronic security services companies with significant concentrations throughout Florida and the New York Metropolitan region. Currently, Devcon Security Services Corp. is the second largest security monitoring and alarm company in Florida and the twelfth largest in the U.S.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Item 1A – Risk Factors” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2007 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

INVESTOR CONTACT

Marilynn Meek
Financial Relations Board
212-827-3773 mmeek@frbir.com

-Financial Tables Follow-

Devcon International Corp.

Consolidated Statement of Operations

(Amounts in thousands, except share

and per share data)

	For the threee months Ended March 31,
	2008	2007
Revenue	$13,716	$14,185
Cost of Sales	6,151	6,064

Gross profit	7,565	8,121
Operating expenses
Selling	1,234	1,342
General & administrative	4,700	5,450
Depreciation and amortization	4,165	4,497

Operating loss	(2,534)	(3,168)
Other income (expense)
Interest expense	(2,548)	(2,659)
Interest income	11	127
Change in fair value of derivative instrument	395	(1,054)
Other	7	—

Loss from continuing operations before income taxes
	(4,669)	(6,754)
Income tax (benefit) provision	3	(613)

Net loss from continuing operations	(4,672)	(6,141)
(Loss) from discontinued. operations, net of income tax (benefit) expense of zero for the three months ended March 31, 2008 and 2007, respectively	(1,283)	(742)

Net loss	$(5,955)	$(6,883)
Preferred dividends	(1,048)	(1,125)
Accretion of Preferred Stock	(180)	(205)

Net loss available for common stockholders	$(7,183)	$(8,213)

Basic and Diluted (loss) per share:
Continuing operations	$(0.79)	$(0.99)
Discontinued operations	$(0.22)	$(0.12)
Net loss	$(1.00)	$(1.11)
Net loss available for common stockholders	$(1.21)	$(1.32)
Weight average number of shares outstanding:
Basic	5,949,278	6,200,024
Diluted	5,949,278	6,200,024

Devcon International Corp.

Condensed Balance Sheet (Amounts

in thousands)

	March 31,	December 31,
	2008	2007
Working Capital	$1,404	$2,203
Total Assets	$176,635	$179,785
Long-term debt, excluding current portion	$95,529	$94,440
Stockholder’s Equity	$(600)	$5,205